                                                              Exhibit 1

Securities and Exchange Commission
Washington, D.C.  20549

        Re: Power 3 Medical Products, Inc.

Gentlemen:

        In accordance with the notification by Power 3 Medical Products, Inc. (the
"Company") to the Securities and Exchange Commission on Form 12b-25 of the
Company's inability to timely file its annual report on Form 10-KSB for the year ended December 31, 2004, we confirm that the reasons described by the Company in the Form 12b-25 make impractical the submission of our report as of a date which will permit the filing of the Company's annual report by March 31, 2005.

                                                     Very truly yours,

                                                     /s/ Kingery & Crouse, P.A.
                                                     Kingery & Crouse, P.A.